EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is by and between TTEC Digital LLC (the "Company" or “TTEC Digital”), a wholly owned subsidiary of TTEC Holdings, Inc., a Delaware corporation ("TTEC Parent"), and Christopher Brown ("Executive" or "Brown"), each a "Party" and together the "Parties." This Agreement is executed to be effective as of March 17, 2026 ("Effective Date").

Whereas, Mr. Brown joined TTEC on June 15, 2015 (“start date”) as Chief of Staff to the Chairman and CEO (initial role);

Whereas, Mr. Brown’s responsibilities expanded to include the leadership of TTEC Corporate Development function in June 2020 (which together with the initial role will hereafter be referred to as “Current Responsibilities”);

Whereas, effective March 17, 2026 TTEC appointed Mr. Brown as President, TTEC Digital;

Whereas, Mr. Brown currently is an employee at-will and does not have an employment agreement with TTEC Parent or the Company; and whereas his employment arrangement with the Company is documented as an offer letter and a series of other documents; and, whereas it is the desire of TTEC Parent and the Compensation Committee of the TTEC Board of Directors ("Compensation Committee"), on the advice of the independent compensation consultant to the Committee, to restate the prior arrangement via a formal Employment Agreement in order to document the Executive’s compensation arrangements, severance, non- competition, non-solicit, and change in control provisions thereof;

Whereas, the Company desires to employ Mr. Brown and to document formally the terms and conditions of Mr. Brown's employment with the Company.

Now Therefore, the purpose of this Agreement is to document formally the terms and conditions of Mr. Brown's employment with the Company.

1.	APPOINTMENT.
a.Subject to the terms of this Agreement, the Company hereby appoints Mr. Brown as President, TTEC Digital business segment, and vests in him all the relevant responsibilities to lead the TTEC Digital business segment, including the P&L for the business, in the best interest of TTEC Parent and its shareholders, as directed by TTEC Parent Chief Executive Officer (“TTEC CEO”) and its Board of Directors (the “Board”). In this role, the Executive will report to the TTEC CEO and will be a member of TTEC Parent’s executive leadership team, known as the Executive Committee (the “EC”). For purposes of relevant U.S. federal securities laws, President of TTEC Digital is a public company executive officer (known as a “Section 16 Officer”), subjecting the Executive to all of the various compliance requirements appropriate for Section 16 Officers. Please refer to Exhibit A to this Agreement for Directors and Executive Officers U.S. Securities Law Handbook for reference.
b.Duties. Except to the extent that is required for the Executive to complete his duties for his Current Responsibilities, Mr. Brown shall devote his full-time and best efforts to the performance of all duties contemplated by his roles and responsibilities as President TTEC Digital, and as assigned from time to time by TTEC CEO. Unless otherwise specifically authorized in writing by TTEC Parent, Executive shall not engage in any other business activity, or otherwise be employed by any other company other than TTEC and its subsidiaries. Notwithstanding the foregoing, Mr. Brown is not precluded by the terms of this Agreement from serving on boards of directors of non-competitor companies or not-for-profit organizations with TTEC Parent's prior written approval.

For purposes of this Section 1(b) of the Agreement, the Company hereby acknowledges that the Executive serves as a member of the board of directors for Percepta LLC, a joint venture between TTEC Parent and Ford Motor Company.

c.	Conduct. In his role as President TTEC Digital, Mr. Brown shall render services to the Company and to TTEC Parent as necessary and desirable to protect and advance the best interests of TTEC Parent and all its affiliated companies, acting at all times, in accordance with TTEC Ethics Code: How TTEC Does Business (or a successor code of conduct document, collectively "TTEC Ethics Code"), incorporated in this Agreement by reference as Exhibit B, the Ethics Code for Executive and Senior Financial Officers, incorporated into this Agreement by reference as Exhibit C, and in accordance with all other material policies and procedures.
d.Travel. Mr. Brown's role may require travel, and Mr. Brown understands and agrees that such travel is a material part of his responsibilities, subject to current health and safety recommendations of local government authorities and travel restrictions that may be in effect from time to time. Mr. Brown shall travel in accordance with TTEC Parent travel policy.
e.Changes in Role. Notwithstanding other provisions in this Agreement, but subject to the reasonable interpretation of provisions of Section 4(i) (on “Constructive Termination”), Mr. Brown understands and agrees that his role and responsibilities may change over time in the best interest of the business, and TTEC Parent reserves the right to assign to Mr. Brown different and/or additional roles and assignments that best serve the business.
f.	Change in Employment Entity. Prior to the Effective Date, Mr. Brown was employed by TTEC Services Corporation, a sibling organization to TTEC Digital, also a wholly owned subsidiary of TTEC Parent. For tax purposes only, during the fiscal year 2026, Mr. Brown will continue to be employed by TTEC Services Corporation, and his services will be seconded to TTEC Digital. Effective January 1, 2027, Mr. Brown’s employment will be transferred to TTEC Digital, and he will start the tax year 2027 as a TTEC Digital employee.
2.	COMPENSATION.
a.	Salary and Periodic Salary Review. The Executive's base salary as of the Effective Date shall be

$500,000 ("Base Salary"), payable in equal installments in accordance with the Company's standard payroll practice, less legally required deductions and withholdings. The Base Salary may be periodically reviewed and may be adjusted at the Company's discretion, to appropriately reflect the Executive's role in the business and the market pay for such role in accordance with TTEC Parent standard compensation review practices. Notwithstanding the foregoing, nothing in this Agreement provides assurances that the Executive's salary will be increased from time to time.

b.Variable Incentive Compensation (annual cash bonus). Beginning in 2026, Mr. Brown shall be eligible to participate in TTEC annual performance-based cash incentive program, currently referred to as TTEC Variable Incentive Plan ("VIP"). The Executive's annual VIP opportunity shall be up to 100% of Base Salary tied to the annual TTEC Digital and TTEC Parent’s performance targets and goals of the business, as set by TTEC CEO and the Board from time to time with Executive’s full knowledge.
c.Long-Term Incentive Compensation. The Executive is also eligible to participate in TTEC's long-term incentive program (“LTIP”), designed to provide long-term incentives for senior executives of TTEC Parent and align their interests with the interests of TTEC company stockholders.

The Executive shall be eligible for an annual long-term incentive opportunity of up to 100% of Base Salary, vesting over time as determined by the Compensation Committee of the Board from time to time. The LTIP awards shall be granted under the terms of grant-specific agreements that are approved by the Compensation Committee of the Board from time to time ("Incentive

Agreements"). These Incentive Agreements provide vesting schedules, performance metrics, if any, and other material terms of each grant. TTEC and the Compensation Committee of the Board reserve the right, at their discretion, to change the terms of future Incentive Agreements and the incentives granted thereunder. The Company and TTEC Parent reserve the right, on a going-forward basis, to restructure or modify the long-term incentive compensation programs available to TTEC executives, including the Executive, subject to the approval of the Compensation Committee.

d.	Incentive Award Size Determination and Payment Timing. The Executive's actual VIP incentives and LTIP awards are discretionary and are not guaranteed. They are based on a combination of metrics reflecting the targets and goals of the business, as set out and annually approved by the Company's Board of Directors.

At present, these metrics for the Executive include: (i) TTEC overall performance; (ii) TTEC Digital performance; (iii) Mr. Brown's individual performance, all against targets set annually by the Company's Board of Directors and applied specifically to Mr. Brown’s role as directed by TTEC CEO; and (iv) the Executive's compliance with the guidelines for TTEC employees' conduct outlined in TTEC Ethics Code. The metrics may change from time to time as determined by the Compensation Committee of the Board. The timing for the payment of the VIP and LTIP awards, if any, is determined from time to time (usually annually) by the Compensation Committee of the Board. All TTEC Parent incentive program grants made in equity instruments are subject to Executive Stock Ownership Guidelines incorporated in this Agreement by reference as Exhibit D.

e.Reimbursement of Business Expenses. The Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by him on behalf of the Company in accordance with TTEC expense reimbursement policies.
f.Services to Subsidiaries. Mr. Brown acknowledges that, as part of his employment responsibilities, he may be required to serve as an officer and/or director ("D&O") of TTEC subsidiaries, affiliates, and related entities. He hereby agrees to perform such duties diligently and without additional compensation, and to follow TTEC Parent's direction in the performance of such services. For the duration of such D&O services, TTEC shall maintain appropriate D&O insurance policies for the Executive's protection in connection with the services; and the Company hereby confirms that such insurance policy is currently in place and covers the Executive's services. Furthermore, the Executive agrees to resign such D&O roles, if requested to do so by the Company or TTEC Parent.
g.	Tax Liability and Withholdings. All compensation and other payments made under this Agreement will be subject to withholding of the federal, state, and local taxes, Social Security, Medicare, and other withholdings in such amounts as is reasonably determined by the Company. The withholdings taxes due with respect to any equity or incentive grants may, at the Company's discretion and in accordance with the relevant plans, be deducted directly from the compensation being granted or as it vests. The Company shall have the right to take all the actions it deems necessary to satisfy the Company and its employee's tax withholding obligations.
3.	BENEFITS.
a.	Health and Welfare Benefits. Mr. Brown shall be eligible to participate in TTEC health and wellness plans in a manner similar to others at his level of responsibility, including participation for the Executive and his dependents in TTEC group medical, vision, and dental insurance and other welfare plans, as they continue or change from time to time.
b.	Miscellaneous Benefits. The Executive shall be eligible for benefits generally applicable to other senior management employees of the Company, as they are in effect from time to time, including the TTEC 401(k) Plan and Deferred Compensation Plan.

c.	Paid Leave. The Executive shall be eligible to participate in paid time off ("PTO") and sick leave benefit programs pursuant to the Company's current time off/leave policy (or any other vacation/sick policy then in effect). The Executive will also be paid for time off for holidays in accordance with the TTEC holiday policy.
4.	TERMINATION AND PAYMENTS, BENEFITS ON TERMINATION.
a.Termination by the Executive. The Executive may terminate his employment with the Company with 120 days written notice of his intention. The parties may mutually agree to a different separation date, including a shorter notice period. If the Executive terminates this Agreement for any reason (except for a Good Reason as that term is defined in Section 4(i)), Executive shall be entitled only to the compensation fully earned, benefits fully vested as of the last date of employment; and the reimbursement of any reasonable business expenses that the Executive incurred prior to termination.

Except for the provisions of Section 4(i) (Termination for Good Reason), Mr. Brown would not be entitled to severance compensation or continuation of benefits if he terminates his employment with the Company pursuant to this Section 4(a).

b.Termination by the Company without Cause. Subject to provisions of Section 4(h) (Change in Control termination), upon 30 days written notice, the Company, in its sole discretion, may terminate the Executive's employment as President of TTEC Digital or his employment with the Company altogether without Cause (as "Cause" is defined in Section 4(d)).

In case of termination of employment with the Company and TTEC Parent pursuant to this Section 4(b), Mr. Brown shall be entitled to certain separation benefits as follows:

(i)Severance. If Mr. Brown executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit E (attached hereto), releasing all legal claims except for those that cannot legally be released and Mr. Brown continues to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company, then the Company shall pay Mr. Brown severance compensation equal to eighteen

(18) full calendar months of his then-current Base Salary ("Severance" or "salary continuation"). Salary continuation payments will be made at the Company's regular payroll intervals, provided, however, payments accruing for payroll periods prior to the date that the Company has received a signed and effective separation agreement and release shall be suspended and paid on the first payroll date following the effective date of the separation and release.

(ii)Continuation of Benefits. In addition to Severance, the Company shall continue to provide to Executive and to the Executive's eligible dependents with the same level of welfare and health benefits, including without limitation, medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in the Company's, TTEC Parent's or successor's benefit plans, TTEC Parent or successor shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.
(iii)Termination by the Executive for "Good Reason" (as the term is defined in Section 4(i)) shall constitute Termination without Cause by the Company for purposes of this Agreement and shall entitle the Executive to all remedies provided in this Paragraph. If the Company terminates this Agreement without Cause under this Section 4(b), and the Company pays Mr. Brown the compensation earned as of the effective date of the termination, and provides to Mr. Brown incremental compensation and continuation of benefits on the terms specified in this Section 4(b), the Company's acts in doing so shall be in complete accord and satisfaction of any claim that Mr. Brown has or may at any time have for compensation, benefits or payments of any kind from the Company or TTEC Parent arising from or relating in whole or part to the Executive's employment with the Company and/or this Agreement.

If the separation agreement and legal release referenced above are not signed within thirty (30) days from the date that such agreement is presented to Mr. Brown (which the Company shall present no later than fifteen (15) days after the effective date of Executive's termination), then Mr. Brown waives his right to receive any severance compensation pursuant to this Agreement, even if Mr. Brown were to successfully litigate any claim against the Company and/or TTEC Parent.

c.Termination by the Company for Cause. The Company may terminate this Agreement with no notice for Cause, as that term is defined in this Section 4(d), with the Company's only obligation being the payment of any salary and compensation earned as of the date of termination, reimbursement of any reasonable business expenses incurred by the Executive in accordance with the Company's expense reimbursement policies, and any continuing obligations under the Company benefit plans then in effect, and without liability for severance compensation of any kind, including Severance set forth in Section 4(b)(i).
d.	Definition of term "Cause." For purposes of this Agreement, "Cause" shall have the following meaning:
(i)Fraud, theft, embezzlement (or attempted fraud, theft, embezzlement), dishonest acts or illegal conduct;

(ii)Other similar acts of willful misconduct on the part of Executive resulting in damage to TTEC Parent or the Company, including without limitation a material breach by the Executive of the requirements of the TTEC Ethics Code that results in negative publicity for the Company, TTEC Parent or any subsidiary thereof;
(iii)	A material breach by the Executive of this Agreement;

(iv)Use of any controlled substance or alcohol while performing Executive's duties, except as part of a TTEC Parent or the Company-sponsored event in connection with a business-related social engagement such as a trade conference or customer entertainment, but only in moderation and in a professional manner that reflects positively on TTEC Parent and the Company; with visible inebriation at a business-related social engagement constituting a cause for immediate termination;

(v)A breach of fiduciary duty that results in an adverse impact to TTEC Parent or the Company or in personal profit to the Executive (as determined by the Company based on its conflicts of interest policies outlined in the TTEC Ethics Code);
(vi)Use of trade secrets or confidential information of TTEC Parent or the Company, other than in pursuit of the Company’s or TTEC Parent's business;

(vii)Aiding any competitor of TTEC Parent, regardless of business segment where the competition may be relevant;

(viii)Failure by the Executive in the performance of his duties that results in material adverse effect on the Company, TTEC Parent or TTEC Parent’s subsidiary companies, as formally determined by TTEC Parent Board of Directors.

If the act or acts constituting Cause are susceptible to cure, Company will provide Executive with written notice setting forth the acts constituting Cause and providing that Executive may cure such acts within thirty (30) business days of receipt of such notice. Any recurrence of acts constituting Cause within one (1) year of the original occurrence will void Executive's right to such pre-termination right to cure.

e.Termination upon Executive's Death. This Agreement shall terminate immediately upon Executive's death. Thereafter, the Company shall pay to the Executive's estate all compensation fully earned, and benefits fully vested as of the last date of Executive's continuous, full-time active employment with the Company; and will provide the estate with the reimbursement of any reasonable business expenses that the Executive incurred prior to his death in accordance with the Company's expense reimbursement policies. For purposes of this Agreement, continuous, full-time active employment shall be defined as the last date upon which Executive continuously performed his job responsibilities on a regular, full-time basis consisting of at least 35 hours per week, and in the usual course of the Company's business ("Continuous Full-Time Active Employment"). In case of Executive's death, the Company shall not be required to pay any form of severance or other compensation concerning or on account of the Executive's employment with the Company or the termination thereof.
f.	Termination Due to or Following Disability. During the first ninety (90) calendar days after a mental or physical condition that renders Executive unable to perform the essential functions of his position with reasonable accommodation (the "Initial Disability Period"), Executive shall continue to receive his Base Salary pursuant to Section 2(a) of this Agreement. Thereafter, if Executive qualifies for benefits under the Company's long-term disability insurance plan (the "LTD Plan"), then Executive shall remain on leave for as long as Executive continues to qualify for such benefits, up to a maximum of 180 consecutive days (the "Long-term Leave Period"). The Long-term Leave Period shall begin on the first day following the end of the Initial Disability Period. During the Long-term Leave Period, Executive shall be entitled to any benefits to which the LTD Plan entitles the Executive, but no additional compensation from the Company in the form of salary, performance bonus, equity grants, allowances, or otherwise. If during or at the end of the Long-term Leave Period Executive remains unable to perform the essential functions of his position, with or without reasonable accommodation, then the Company may terminate this Agreement and/or Executive's employment. If the Company terminates this Agreement or Executive's employment under this Section 4(f), the Company's payment obligation to Executive shall be limited to all compensation fully earned, reimbursement of all reasonable business expenses that the Executive incurred prior to the separation in accordance with the Company's expense reimbursement policies, and benefits fully vested as of the last date of Executive's continuous, full-time active employment with the Company.
g.	Continuing Obligations. Mr. Brown shall remain subject to the Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation ("Confidentiality Agreements"), the non-disclosure, non-solicitation, and non-competition undertakings in this Agreement and in any Incentive Agreements, and any other similar agreements executed at any time during his employment, including without limitation this Agreement, all of which survive termination of employment.
h.Termination by Company in Connection with Change in Control Event. If a Change in Control event occurs, and at any time within eighteen (18) months of such Change in Control event's effective date ("CIC Period"), the Company, TTEC Parent, or its successor terminates Executive's employment without Cause (as that term is defined in Section 4(d)), the Executive shall be entitled to, and the Company, TTEC Parent or its successor shall cause the following to occur:
(i)Severance. If Executive executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit E (attached hereto), releasing all legal claims except for those that cannot legally be released and agreeing to continue to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company or successor, then the Company shall pay the Executive a lump-sum severance compensation equal to two times (2x) Executive's Base Salary in effect at the time of such termination ("CIC Severance") within ten (10) business days of the effective date of such Change in Control related termination; provided, however, if the CIC Severance payment is due prior to the date that the Company or successor receives a signed and effective separation agreement and release, the payment shall be suspended until the receipt of such signed separation agreement, and then paid as soon as reasonable but in no event later than ten (10) business days after such receipt.

(ii)Continuation of Benefits. In addition to CIC Severance, the Company, TTEC Parent, or successor shall continue to provide to Executive and to the Executive's eligible dependents with the same level of welfare and health benefits, including without limitation medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment, for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in TTEC Parent's or successor's benefit plans, TTEC Parent or successor shall otherwise provide such benefits (via lump sum compensation or in-kind) on the same after-tax basis as if continued participation had been permitted.
(iii)Equity Vesting on Change in Control (double trigger). Notwithstanding any vesting schedule provisions contained in Incentive Agreements that Executive may hold, any unvested equity that would vest pursuant to these awards on or after the Change in Control event effective date and would otherwise forfeit on termination of employment, shall vest in full as of the employment termination date, if such termination occurs during the CIC Period.
(iv)Termination Ahead of Change in Control Event. Notwithstanding anything in this Agreement to the contrary, if Executive's employment is terminated within three (3) months before a Change in Control event occurs, then for purposes of this Agreement, the effective date of the Change in Control event shall be deemed to be the date immediately prior to the date of such termination of employment.
(v)Definition of “Change in Control” event. For purposes of this Agreement, the term "Change in Control" event shall mean the occurrence of any one of the following:
(A)Any consolidation, merger, or other similar transaction (1) involving TTEC Parent, if TTEC Parent is not the continuing or surviving corporation, or (2) which contemplates that all or substantially all of the business and/or assets of TTEC Parent would be controlled by another corporation or legal entities not controlled by TTEC Parent;
(B)Any sale, lease, exchange, or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TTEC Parent (a "Disposition"); provided, however, that the foregoing shall not apply to any Disposition with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of the receiving entity for the Disposition are directly or indirectly (beneficially or otherwise) owned by all or substantially all of the individuals and entities that were the beneficial owners of at least 51% of the outstanding common stock and/or other voting securities of TTEC Parent immediately prior to such Disposition, in substantially the same proportion of total ownership as their ownership immediately prior to such Disposition;
(C)Approval by the stockholders of TTEC Parent of any plan or proposal for the liquidation or dissolution of TTEC Parent, unless such plan or proposal is abandoned within 60 days following such approval;
(D)The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended ("the Exchange Act")), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 51% or more of the outstanding shares of voting stock of TTEC Parent; provided, however, that for purposes of the foregoing, the term "person" shall exclude Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (1) made directly from TTEC Parent,

(2) made by TTEC Parent (directly or through an affiliated company), or (3) made by TTEC employee benefit plan (or related trust) sponsored or maintained by TTEC Parent or any of its affiliates;

(E)If, during any period of 15 consecutive calendar months commencing at any time on or after the Effective Date, those individuals ("Continuing Directors") who either (1) were directors of TTEC Parent on the first day of each such 15-months period, or (2) subsequently became directors of TTEC Parent and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors who were then members of the TTEC Parent Board of Directors, cease to constitute a majority of the Board of Directors of TTEC Parent; or
(F)Any sale, transfer, divestiture, spin-off, or other disposition (in one transaction or a series of related transactions) by TTEC Parent or any successor entity thereto, of (1) all or a controlling interest in the equity securities or ownership interests of TTEC Digital (or any successor entity or business unit carrying on substantially all of the business operations of TTEC Digital), or (2) all or substantially all of the assets constituting the TTEC Digital business, or (3) any transaction or series of related transactions pursuant to which TTEC Parent or any successor entity thereto ceases to have operational control over the TTEC Digital business; provided, however, that for purposes of this subsection (F), "controlling interest" shall mean the direct or indirect beneficial ownership of more than 50% of the combined voting power or equity interests of TTEC Digital (or any successor thereto), and "operational control" shall mean the power to direct or cause the direction of the management and policies of the TTEC Digital business.
i.	Termination for "Good Reason" or "Constructive Dismissal." The Executive may terminate his employment with the Company for Good Reason (as that term is defined in this Section 4(i)) with 30 days' notice to the Company; provided the Company may elect to accept the Executive's resignation sooner at its discretion. Termination by Executive for "Good Reason" (also known as "Constructive Termination" by the Company) may be triggered if, without Executive's express written consent, the following occurs (in connection with or independent of a Change in Control event):
(i)Change in Responsibilities. Except as otherwise expressly provided below, the material adverse change in the Executive's scope of responsibilities and duties (including the diminution of such duties and responsibilities), or material adverse change in the Executive's reporting responsibilities or title by the Company, TTEC Parent, or (in case of a Change in Control event) by their successor.
(ii)Change in Compensation. Section Any material reduction by the Company, TTEC Parent or, in case of a Change in Control event by TTEC successor, of the Executive's total compensation package, including material adverse change in the annual salary, the incentive bonus ranges and targets, or the timing of payment of same as compared to the compensation package in effect as of the date hereof or immediately prior to a Change in Control event, as the case may be. Notwithstanding anything in this provision to the contrary, a change in the compensation structure that is consistent with prevailing market trends, as supported by an independent report of a qualified compensation advisor to the Compensation Committee of the Board, the Company or its successor, shall not give rise to a 'constructive termination' or 'termination for good reason' claim.
(iii)Change in Location. Any requirement of the Company or successor that Executive be based anywhere more than within fifty (50) miles from the site where the Executive is located at the time of Effective Date (greater Denver metropolitan area, Colorado, U.S.A.) or the time of the Change in Control event.

(iv)Failure to Cause Assumption of this Agreement. Failure of the Company or TTEC Parent to assign and obtain the assumption of this Agreement from any successor in case of a Change in Control event.

An action taken in good faith, and which is remedied by TTEC Parent or successor within fifteen (15) calendar days after receipt of the Executive's notice thereof shall not constitute Good Reason or Constructive Termination under this Agreement. Executive must provide notice of termination of employment within thirty (30) calendar days of Executive's knowledge of an event constituting "Good Reason" or such event shall not constitute Good Reason or Constructive Termination under this Agreement.

5.	NON-DISCLOSURE, NON-COMPETITION, AND NON-SOLICITATION.

As a senior member of TTEC Parent’s and TTEC Digital’s executive leadership team, the Executive is privy to TTEC Parent's company-wide global business and financial strategy. Therefore, in addition to the provisions of the Confidentiality Agreements that the Executive signed at the time of his original employment with the Company and various non-compete and non-solicitation undertakings agreed to as part of various equity grants and other incentive grants, the Executive, in consideration of the employment opportunity and compensation provided hereunder, agrees and covenants during the term of his affiliation with TTEC Parent (as an Executive or otherwise in leadership position) and for twelve (12) months after the termination of the employment:

a.	Non-Compete Undertaking. Executive shall not work or otherwise contribute his knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e. a shareholder holding more than 5% of outstanding equity in the company), volunteer, intern, or in any other similar capacity for a business entity engaged in the same or substantially similar business as TTEC Digital or TTEC Parent, their subsidiaries and affiliates, as their primary business purposes, including entities providing
(i)business process outsourcing services in customer engagement ("CX"), acquisition and growth, content moderation, fraud prevention, and data annotation solutions; and
(ii)customer experience technology services including the sale of integrated software, hardware, consulting and other solutions, and professional services to manage omnichannel CX technology solutions used for contact centers, customer relationship management systems, unified communications, journey orchestration, conversational messaging, automation (including artificial intelligence, machine learning and robotic process automation), CX analytics, business intelligence, digital marketing and digital transformation services

(collectively, "TTEC Business").

b.	Executive Non-Solicitation Undertaking. The Executive agrees not to solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment (including by providing names of potential candidates to others to recruit or attempt to hire), of any then current employees of the Company or TTEC Parent or its subsidiaries and affiliates.
c.	Client Non-Solicitation Undertaking. The Executive agrees not to solicit or interfere with business relationships between any affiliated company of TTEC Parent and current and prospective (currently actively pursued) clients of companies affiliated with TTEC Parent, or any of its subsidiaries and affiliates, for purposes of offering or accepting goods or services similar to, or competitive with, those offered by TTEC Parent affiliated companies or any of their subsidiaries and affiliates.
d.	Restrictive Covenants Territory. The restrictive covenants’ undertakings outlined in Paragraphs 5(a), 5(b), and 5(c) shall be limited by the territory where the Executive performs services for TTEC Digital and TTEC Parent, as contemplated in this Agreement, including the Executive’s role as the head of Corporate Development for TTEC Parent. For the avoidance of doubt, the term 'performs services for' shall not be limited to 'works at' or any other limitation delineating where the Executive performs the actual services, but instead shall relate to the entire territory where the Company and/or TTEC Parent benefit and are reasonably expected to benefit from the Executive's services.
e.	Non-Disclosure Undertaking. During the term of this Agreement and at all times thereafter, the Executive shall hold in strict confidence and shall not, directly or indirectly, disclose to any third party or use for the Executive's own benefit or the benefit of any person or entity other than the Company and TTEC Parent, any TTEC Parent’s or the Company’s Confidential Information.

For purposes of this Agreement, "Confidential Information" means all non-public, proprietary, or confidential information of the Company or TTEC Parent and their affiliates, in any form, including but not limited to trade secrets, business plans, financial data, customer and vendor lists, pricing strategies, product development information, personnel records, operational methods, technical data, and software. Confidential Information shall not include information that: (a) becomes generally available to the public through no fault of Executive; (b) was known to Executive prior to disclosure by the Company; (c) is received from a third party not bound by a confidentiality obligation; or (d) is independently developed by Executive without use of Confidential Information.

The Executive acknowledges that unauthorized disclosure or use of Confidential Information would cause irreparable harm to the Company and TTEC Parent, and that the obligations herein are in addition to any protections afforded under the Colorado Uniform Trade Secrets Act, C.R.S.

§ 7-74-101 et seq., or other applicable law.

Nothing in this Agreement shall prohibit the Executive from: (i) making disclosures required by law, regulation, or court order, provided that the Executive gives the Company prompt written notice (to the extent legally permissible) so that the Company may seek a protective order; (ii) communicating with any federal, state, or local governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or the Colorado Civil Rights Division; or (iii) making disclosures protected under applicable whistleblower provisions.

Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a government official or attorney solely to report or investigate a suspected violation of law, or in a complaint or document filed under seal in a lawsuit or proceeding.

Upon termination of employment or at the Company's request, Executive shall promptly return or destroy all materials containing Confidential Information, including electronic copies on personal devices or cloud accounts, and shall certify such return or destruction in writing upon request.

The obligations under this section shall survive termination of Executive's employment and this Agreement for so long as the Confidential Information retains its confidential nature or, with respect to trade secrets, for so long as such information qualifies as a trade secret under applicable law.

Executive acknowledges and agrees that any breach or threatened breach of this section would cause irreparable injury to the Company and TTEC Parent for which monetary damages alone would be an inadequate remedy, and that the Company and TTEC Parent shall be entitled to seek injunctive relief, specific performance, or other equitable remedies from any court of competent jurisdiction, without the necessity of proving actual damages or posting any bond, in addition to all other remedies available at law or in equity.

f.	Timely Notice. The Executive acknowledges that he received timely notice of the restrictive covenants contained in the Paragraphs 5(a), 5(b), 5(c) and 5(d) of this Agreement pursuant to C.R.S. § 8-2-113.

g.	Consequences of Breach. If Executive breaches any of the covenants and undertakings set forth in this Section 5:
(i)The Executive and those who aid him in such breach shall be liable for all costs and business losses, including any damages and out-of-pocket expenses associated with or resulting from such breach;
(ii)In addition to all other remedies available to the Company and TTEC Parent, if Executive breaches the Non-Competition and Non-Solicitation Undertakings set forth in this Section 5, the value (at the time of the vesting) of any vested awards that have vested during Executive's tenure with the Company shall be returned by Executive back to the Company within 15 (fifteen) days of notice of the aforementioned breach, since the primary purpose of the awards (the Executive's loyalty to the Company and the honoring of the Non-Competition and Non-Solicitation Undertakings) would not be realized by the Company;
(iii)Neither TTEC Parent nor the Company shall have any further liabilities to the Executive pursuant to this Agreement, including and without limitation no liability for any compensation, including incentives not yet granted or granted and unvested;
(iv)Executive hereby consents and agrees that TTEC Parent and the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.
6.	MISCELLANEOUS.
a.	Relationship between this Agreement and Other Company Agreements. In the event of any direct conflict between any term of this Agreement and any other TTEC Parent and/or Company agreement, policy, procedure, guideline, or other publication addressing the same terms and conditions contained in this Agreement, the terms of this Agreement shall control Mr. Brown's employment.
b.	Successors and Assigns. TTEC Parent, the Company, their successors, and assignees may, in their sole discretion, assign this Agreement to any person or entity in connection with the merger, acquisition, or other business combination that results in the divestiture or transfer of all or substantially all the assets of the Company or TTEC Parent. This Agreement shall bind and inure to the benefit of TTEC Parent's and the Company's successors or assigns. This Agreement is for personal services, and Mr. Brown may not and shall not assign his rights or obligations hereunder.
c.	IRC Section 409A.
(i)Interpretation. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the Internal Revenue Service guidance and Treasury Regulations thereunder (collectively, "Section 409A"). It is the Parties' intention that salary continuation payments under the Agreement will be exempt from the requirements of Section 409A because they are short-term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and the Agreement shall be construed and administered in a manner consistent with such intent.
(ii)Separation from Service; Separate Payments. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit subject to Section 409A, including an exemption from Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Executive's termination of employment, all references to the Executive's "termination of employment" shall be construed to mean a "separation from service," as defined in Treasury Regulation Section 1.409A-1(h), and Executive shall not be considered to have had a termination of employment unless such termination constitutes a "separation from service" with respect to Executive. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
(iii)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is a "specified employee" (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Executive's "separation from service," any benefit or payment that constitutes non-exempt "nonqualified deferred compensation" (within the meaning of Section 409A) and is payable on account of the Executive's separation from service shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to the Executive in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of a six-month period from the date of Executive's "separation from service," or (ii) Executive's death. To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute "nonqualified deferred compensation" subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), or in any other applicable exception or provision of Section 409A.
(iv)Reimbursements. With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A,

(x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect, and (z) such payments shall be made on or before the last day of Brown's taxable year following the taxable year in which the expenses were incurred.

(v)Cooperation. If the Parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, the Executive and the Company agree to amend this Agreement, or take such other actions as the Executive and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to the Executive under this Agreement. If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.
d.	Governing Law and Dispute Resolution.
(i)Good Faith Negotiation Requirement. Mr. Brown, TTEC Parent, and the Company agree that in the event of any controversy or claim arising out of or relating to Mr. Brown's employment with and/or separation from the Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably, and confidentially. Each Party may consult with counsel in connection with such negotiations.
(ii)Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.
(iii)Disputes. The Parties agree that any action arising from or relating in any way to this Agreement shall be resolved and tried in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law.

e.	Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.
f.	Modification of Agreement. This Agreement or any other term or condition of employment may not be modified by word or deed, except in writing, signed by Executive on his own behalf and by TTEC Chairman & CEO or Chief People Officer on behalf of the Company.
g.	Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except in writing and signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.
h.	Construction. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural, and the plural shall include the singular. The Parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement's terms and to consult with counsel of their own choosing. Therefore, the Parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement's drafter and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.
i.	Dodd-Frank and Other Clawback Provisions. Notwithstanding any other provision in this Agreement or in the related Incentive Agreements, this Agreement is subject to TTEC Incentive Recoupment Policy promulgated in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and incorporated herein by reference as Exhibit F. Notwithstanding any other provision in this Agreement or in the relevant Incentive Agreements, if Executive materially breaches the requirements of the TTEC Ethics Code in a manner that results in negative publicity to TTEC Parent, the Company, or any affiliate thereof, then any payments made, or awards granted (and compensation received pursuant to these awards) for the year(s) when such breach occurred (regardless of when discovered or made public) shall be returned and forfeited.
j.	Greatest Net Benefit.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the Executive determines (at his discretion and expense) that the receipt of any payments hereunder would subject the Executive to tax under Internal Revenue Code (the "Code") Section 4999 or a successor provision, Executive shall have the option at his discretion to cause TTEC Parent or successor to reduce the payment due to Executive under this Agreement so that the net (after tax) benefit of the payments to Executive is maximized ("Reduced Payment Election"). Executive shall have forty-five (45) calendar days from receipt of notice of the payment due under this Agreement or the payment itself under this Agreement, as the case may be, to advise TTEC Parent or successor of such election.
(ii)If Executive accepts the full payment hereunder and thereafter, within the period provided above, determines that he wants to make the Reduced Payment Election, any payments received by Executive in excess of the amount payable under Reduced Payment Election shall be treated for all purposes as a loan ab initio to Executive, which Executive shall repay to TTEC Parent or successor, together with appropriate interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, within sixty (60) days of the Reduced Payment Election.
(iii)Nothing in this Section 6(j) shall be interpreted to compel the Executive to make the Reduced Payment Election.

k.Assignment and Assumption of Agreement. Concurrently with any Change in Control event or a business combination that may impact the legal implications of this Agreement, the Company or TTEC Parent shall cause any successor or transferee to assume unconditionally, by written instrument delivered to Executive, all of the obligations of the Company and TTEC Parent hereunder.
l.	Controlling Provisions. The employment arrangement contemplated by this Agreement includes other related documents in addition to this Executive Employment Agreement, some of which are TTEC Parent and the Company's standard documents not otherwise tailored to this transaction. To the extent any provisions of these related agreements contradict the clear provisions and terms of this Executive Employment Agreement, the provisions of this Agreement shall be controlling.

Mr. Brown acknowledges and agrees that he reviewed and fully understands the terms and provisions of this Agreement; that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to, and has had the opportunity to consult with, legal counsel about the terms and conditions of this Agreement.

Executive	TTEC Digital LLC
[digital signature]	[digital signature]
Christopher J. Brown	Laura L. Butler,
Chief People & Culture Officer
Date: 8/7/2026	Date: 8/6/2026

List of Exhibits

Exhibit A: Directors and Executive Officers U.S. Securities Law

Handbook Exhibit B: TTEC Ethics Code: How TTEC Does Business

Exhibit C: TTEC Executive and Senior Financial Officers Ethics Code

Exhibit D: Executive Stock Ownership Guidelines

Exhibit E: Sample Separation and Release Agreement

Exhibit F: TTEC Incentive Recoupment Policy